Exhibit 10.31

SUPER MICRO COMPUTER, INC.

STOCK OPTION EXERCISE NOTICE

AND

RESTRICTED STOCK PURCHASE AGREEMENT

This Agreement (“Agreement”) is made as of November 26, 2008 (the “Purchase Date”), by and between Super Micro Computer, Inc., a Delaware corporation (the “Company”), and Chiu-Chu Liang (“Purchaser”).

1. Exercise of Option. Subject to the terms and conditions hereof, Purchaser hereby exercises his or her option to purchase 185,263 shares of the Common Stock (the “Shares”) of the Company granted to Purchaser on December 9, 1998 [GRANT DATE] (the “Option”) and evidenced by the Nonstatutory Stock Option Agreement entered into between the Company and Purchaser on December 9, 1998 [OPTION AGREEMENT DATE] (the “Option Agreement”). The Option exercise price is $0.075 per Share (the “Per Share Exercise Price”), and the total purchase price for the Shares is $13,894.73 (the “Purchase Price”). As subsequently used in this Agreement, the term “Shares” refers to the purchased Shares and all securities received in addition to or in replacement of the Shares pursuant to stock dividends or stock splits, all securities received in replacement of the Shares in a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification or similar change in the capital structure of the Company, and all new, substituted or additional securities or other property to which Purchaser becomes entitled by reason of Purchaser’s ownership of the Shares.

2. Time, Place and Method of Exercise. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution and delivery of this Agreement on the Purchase Date, accompanied by an Assignment Separate from Certificate duly endorsed (with the date and number of shares blank) in the form attached to this Agreement. Payment of the Purchase Price shall be effected by means of a “net exercise” procedure, pursuant to which (a) the Company shall reduce the number of Shares otherwise issuable to Purchaser upon the exercise of the Option by the largest whole number of Shares having a Fair Market Value that does not exceed the Purchase Price, and (b) Purchaser shall pay to the Company in cash the remaining balance of the Purchase Price not satisfied by such reduction in the number of whole Shares to be issued. For this purpose, the “Fair Market Value” of Shares shall be determined by the closing price of a share of Common Stock of the Company on the Purchase Date as reported on the Nasdaq Stock Market. On the Purchase Date, the Company will issue to Purchaser a certificate representing the net number of Shares remaining following such reduction (the “Net Shares”), which shall be determined in accordance with the following formula:

N = X(A-B)/A, where

“N” = the number of Net Shares to be issued to Purchaser upon exercise of the Option (rounded down to the nearest whole number);

“X” = the total number of Shares with respect to which Purchaser has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of the Common Stock of the Company determined on the Purchase Date; and

“B” = the Per Share Exercise Price, as set forth above.

Following such net exercise procedure, the number of Shares remaining subject to the Option, if any, shall be reduced by the sum of (i) the number of Net Shares issued to Purchaser and (ii) the number of Shares deducted by the Company for payment of the Purchase Price.

3. Vesting of Net Shares.

(a) Normal Vesting. Except as provided by Section 3(b), Purchaser hereby acknowledges and agrees that, notwithstanding anything contained in the Option Agreement to the contrary, the Net Shares acquired by Purchaser pursuant to this Agreement shall initially be entirely unvested and subject to both the Unvested Share Reacquisition Right described in Section 4 and the restrictions on the transfer of Shares described in Section 5. The Net Shares shall become Vested Shares as follows:

Except as otherwise provided by this Agreement, provided that Purchaser’s Service has not terminated prior to the applicable Vesting Date, half (1/2) of the total number of Net Shares shall become Vested Shares on the first trading day of each of the first two (2) calendar years commencing after the Purchase Date (each of which shall be a “Vesting Date”).

For purposes of determining the number of Vested Shares following an Ownership Change Event, credited Service shall include all Service with any business entity which is a member of the Company Group at the time the Service is rendered, whether or not such business entity is a member of the Company Group both before and after the Ownership Change Event.

(b) Acceleration of Vesting upon Certain Events. Subject to Section 3(c), in the event of (i) the Involuntary Termination of Purchaser or (ii) the consummation of a Change in Control (provided that Purchaser’s Service has not terminated prior to such Change in Control), the vesting of the Net Shares shall be accelerated in full, such that the total number of Net Shares which have not previously become Vested Shares shall be deemed Vested Shares effective as of the date of Purchaser’s Involuntary Termination or immediately prior to the effective time of the Change in Control, as the case may be.

(c) Federal Excise Tax Under Section 4999 of the Code.

(i) Excess Parachute Payment. In the event that any acceleration of vesting pursuant to this Agreement and any other payment or benefit received or to be received by Purchaser would subject Purchaser to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Section 280G of the Code, the amount of any acceleration of vesting called for under this Agreement, together with such other payments and benefits, shall not exceed the amount which results in the greatest after-tax benefit to Purchaser.

(ii) Determination by Independent Accountants. Upon the occurrence of any event that might reasonably be anticipated to give rise to the acceleration of vesting under Section 3(b) (an “Event”) and a resulting excise tax pursuant to Section 4999 of the Code, the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”) of the amount of such acceleration of vesting, if any, that would result in the greatest after-tax benefit to Purchaser. Unless the Company and Purchaser otherwise agree in writing, the Accountants shall determine and report to the Company and Purchaser no later than ten (10) business days following the date of the Event the amount of such acceleration of vesting, which, taking into account the other payments and benefits to which Purchaser is entitled, would produce the greatest after-tax benefit to Purchaser. The Company shall promptly cause that portion, if any, of the acceleration of vesting under Section 3(b) which exceeds the amount producing the greatest after-tax benefit to Purchaser to be rescinded and to be void ab initio. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Purchaser shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 3(c)(ii).

4. Unvested Share Reacquisition Right.

(a) Grant of Unvested Share Reacquisition Right. In the event that (a) Purchaser’s Service is terminated, or, (b) Purchaser, Purchaser’s legal representative, or other holder of shares acquired pursuant to this Agreement, attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to an Ownership Change Event) any shares which are not Vested Shares (“Unvested Shares”), the Company shall automatically reacquire the Unvested Shares, and Purchaser shall not be entitled to any payment therefor (the “Unvested Share Reacquisition Right”).

(b) Ownership Change Event, Dividends, Distributions and Adjustments. Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Common Stock or other property, or any other adjustment upon a change in the capital structure of the Company, any and all new, substituted or additional securities or other property (other than regular, periodic dividends paid on Common Stock pursuant to the Company’s dividend policy) to which Purchaser is entitled by reason of Purchaser’s ownership of Unvested Shares shall be immediately subject to the Unvested Share Reacquisition Right and included in the terms “Shares” and “Unvested Shares” for all purposes of the Unvested Share Reacquisition Right with the same force and effect as the Unvested Shares immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be.

5. Restrictions on Transfer of Shares. No Shares may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement and, except pursuant to an Ownership Change Event, until the date on which such shares become Vested Shares, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any Shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares will have been so transferred. In order to enforce its rights under this Section, the Company shall be authorized to give a stop transfer instruction with respect to the Shares to the Company’s transfer agent.

6. Escrow.

(a) Appointment of Agent. To ensure that Shares subject to the Unvested Share Reacquisition Right will be available for reacquisition, Purchaser and the Company hereby appoint the Secretary of the Company, or any other person designated by the Company, as their agent and as attorney-in-fact for Purchaser (the “Agent”) to hold any and all Unvested Shares and to sell, assign and transfer to the Company any such Unvested Shares reacquired by the Company pursuant to the Unvested Share Reacquisition Right. Purchaser understands that appointment of the Agent is a material inducement to make this Agreement and that such appointment is coupled with an interest and is irrevocable. The Agent shall not be personally liable for any act the Agent may do or omit to do hereunder as escrow agent, agent for the Company, or attorney in fact for Purchaser while acting in good faith and in the exercise of the Agent’s own good judgment, and any act done or omitted by the Agent pursuant to the advice of the Agent’s own attorneys shall be conclusive evidence of such good faith. The Agent may rely upon any letter, notice or other document executed by any signature purporting to be genuine and may resign at any time.

(b) Establishment of Escrow. Purchaser authorizes the Company to deposit the Unvested Shares with the Company’s transfer agent to be held in book entry form, and Purchaser agrees to deliver to and deposit with the Agent each certificate, if any, evidencing the Shares and an Assignment Separate from Certificate with respect to such book entry shares and each such certificate duly endorsed (with date and number of Shares blank) in the form attached to this Agreement, to be held by the Agent under the terms and conditions of this Section 6 (the “Escrow”). Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Common Stock or other property (other than regular, periodic dividends paid on Common Stock pursuant to the Company’s dividend policy), or any other adjustment upon a change in the capital structure of the Company in the character or amount of any outstanding stock of the corporation the stock of which is subject to the provisions of this Agreement, any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of his or her ownership of the Shares that remain, following such Ownership Change Event, dividend, distribution or change in capital structure, subject to the Unvested Share Reacquisition Right shall be immediately subject to the Escrow to the same extent as the Shares immediately before such event. The Company shall bear the expenses of the Escrow.

(c) Delivery of Shares to Participant. The Escrow shall continue with respect to any Shares for so long as such Shares remain subject to the Unvested Share Reacquisition Right. Upon termination of the Unvested Share Reacquisition Right with respect to Shares, the Company shall so notify the Agent and direct the Agent to deliver such number of Shares to Purchaser. As soon as practicable after receipt of such notice, the Agent shall cause to be delivered to Purchaser the Shares specified by such notice, and the Escrow shall terminate with respect to such Shares.

7. Tax Matters.

(a) Tax Withholding.

(i) In General. At the time this Agreement is executed, or at any time thereafter as requested by the Company, Purchaser hereby authorizes withholding from payroll and any other amounts payable to Purchaser, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company Group, if any, which arise in connection with the Shares, including, without limitation, obligations arising upon (a) the transfer of Shares to Purchaser, (b) the lapsing of any restriction with respect to any Shares, or (c) the transfer by Purchaser of any Shares. The Company shall have no obligation to deliver the Shares or to release any Shares from the Escrow established pursuant to Section 6 until the tax withholding obligations of the Company Group have been satisfied by Purchaser.

(ii) Assignment of Sale Proceeds; Payment of Tax Withholding by Check. Subject to compliance with applicable law and the Company’s Insider Trading Policy, the Company shall permit Purchaser to satisfy the Company Group’s tax withholding obligations in accordance with procedures established by the Company providing for either (i) delivery by Purchaser to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Vested Shares, or (ii) payment by Purchaser’s check. Purchaser shall deliver written notice of any such election to the Company on a form specified by the Company for this purpose at least thirty (30) days (or such other period established by the Company) prior to the date on which the Company’s tax withholding obligation arises (the “Withholding Date”). If Purchaser elects payment by check, Purchaser agrees to deliver a check for the full amount of the required tax withholding to the applicable member of the Company Group on or before the third business day following the Withholding Date. If Purchaser elects payment by check but fails to make such payment as required by the preceding sentence, the Company is hereby authorized, at its discretion, to satisfy the tax withholding obligations through any means authorized by this Section 7(a), including by directing a sale for the account of Purchaser of some or all of the Vested Shares from which the required taxes shall be withheld, by withholding from payroll and any other amounts payable to Purchaser or by withholding shares in accordance with Section 7(a)(iii).

(iii) Withholding in Shares. The Company may require Purchaser to satisfy all or any portion of the Company Group’s tax withholding obligations by deducting a number of whole, Vested Shares otherwise deliverable to Purchaser or by Purchaser’s tender to the Company of a number of whole, Vested Shares or vested shares acquired otherwise than pursuant to this Agreement having, in any such case, a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

(b) Section 83(b) of the Code.

(i) Application of Section 83(b). Purchaser understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares, if anything, and the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Section 83 of the Code. In this context, “substantially vested” means that the right of the Company to reacquire the Shares pursuant to the Unvested Share Reacquisition Right has lapsed. Purchaser understands that Section 83(b) of the Code provides for an election by which Purchaser may have his or her taxable income determined at the time he or she acquires the Shares rather than when and as the Unvested Share Reacquisition Right lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares. Purchaser understands that by not making a timely filing under Section 83(b), Purchaser will recognize ordinary income as the Unvested Share Reacquisition Right lapses on the difference between the purchase price, if anything, and the fair market value of the Shares at the time such restrictions lapse. Purchaser further understands, however, that if Shares with respect to which an election under Section 83(b) has been made are forfeited to the Company pursuant to its Unvested Share Reacquisition Right, such forfeiture would be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by Purchaser for the forfeited Shares over the amount realized (if any) upon their forfeiture. If Purchaser had paid nothing for the forfeited Shares and received no payment upon their forfeiture, Purchaser understands that he or she would be unable to recognize any loss on the forfeiture of the Shares even though Purchaser incurred a tax liability by making an election under Section 83(b).

(ii) Waiver of Right to Make Election under Section 83(b). Purchaser hereby waives any and all right Purchaser otherwise would have to make an election under Section 83(b) of the Code with respect to Shares acquired by Purchaser subject to the Unvested Share Reacquisition Right. Purchaser understands that he or she should consult with his or her tax advisor regarding the effect of this waiver of the right to file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to such Shares.

8. Rights as a Stockholder. Purchaser shall have no rights as a stockholder with respect to any Shares until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as otherwise provided by this Agreement. Subject the provisions of this Agreement, Purchaser shall exercise all rights and privileges of a stockholder of the Company with respect to Shares deposited in the Escrow pursuant to Section 6.

9. Rights As Employee, Consultant or Board Member. If Purchaser is an employee of the Company Group, Purchaser understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a member of the Company Group and Purchaser, Purchaser’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon Purchaser any right to continue in the Service of any member of the Company Group or interfere in any way with any right of any member of the Company Group to terminate Purchaser’s Service at any time.

10. Legends. The Company may at any time place legends referencing the Unvested Share Reacquisition Right and any applicable federal, state or foreign securities law restrictions on all certificates representing the Shares. Purchaser shall, at the request of the Company, promptly present to the Company any and all certificates representing the Shares in the possession of Purchaser in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THIS CORPORATION AND THE REGISTERED HOLDER, OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

11. Certain Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company. If one or more committees of the Board have been appointed by the Board to administer this Agreement, “Board” shall also mean such committee(s).

(b) “Cause” means any of the following: (i) Purchaser’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) Purchaser’s material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Purchaser’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company Group (including, Purchaser’s improper use or disclosure of the Company Group’s confidential or proprietary information); (iv) Purchaser’s repeated material failure or inability to perform any reasonable assigned duties consistent with Purchaser’s position with the Company Group after written notice from the Company Group of, and a reasonable opportunity to cure, such failure or inability; or (v) Purchaser’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Purchaser’s ability to perform his or her duties with the Company Group.

(c) “Change in Control” means the occurrence of any of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of the Board; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) an acquisition by any such person who on the Purchase Date is the beneficial owner of more than fifty percent (50%) of such voting power, (2) any acquisition directly from the Company, including, without limitation, a public offering of securities, (3) any acquisition by the Company, (4) any acquisition by a trustee or other fiduciary under an employee benefit plan of a member of the Company Group or (5) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of the Board or, in the case of an Ownership Change Event described in Section 11(j)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 10(c) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

(e) “Company Group” means collectively, at any point in time, (i) the Company, (ii) each “parent corporation” of the Company, as defined in Section 424(e) of the Code, (iii) each “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code, (iv) each entity, other than a parent corporation, that directly, or indirectly through one or more intermediary entities, controls the Company, and (v) each an entity, other than a subsidiary corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.

(f) “Disability” means Purchaser’s inability, as a result of physical or mental illness or injury, to perform his or her duties with the Company Group, with or without reasonable accommodation, for a period of ninety (90) consecutive days.

(g) “Good Reason” means the occurrence of any of the following without the written consent of Purchaser:

(i) a material adverse change in Purchaser’s authority, duties or responsibilities; or

(ii) a material adverse change in the authority, duties or responsibilities of Purchaser’s supervisor, including a requirement that Purchaser report to another corporate officer or other employee rather than directly to the Board if the Purchaser reports directly to the Board on the Purchase Date; or

(iii) a material reduction in the budget over which Purchaser retains authority; or

(iv) a reduction in Purchaser’s base compensation or target bonus by more than five percent (5%); or

(v) a relocation of Purchaser’s principal place of employment by more than thirty (30) miles; or

(vi) any action or inaction by the Company Group which constitutes a breach of this Agreement or any other agreement with a member of the Company Group under which Purchaser renders Service.

(h) “Incumbent Directors” means a director who either (i) is a member of the Board as of the Purchase Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but who was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(i) “Involuntary Termination” means any of the following: (i) termination by the Company Group of Purchaser’s Service for any reason other than Cause, (ii) termination of Purchaser’s Service as a result of Purchaser’s death, (iii) termination of Purchaser’s Service as a result of Purchaser’s Disability, or (iv) Purchaser’s resignation from Service for Good Reason, provided that such resignation occurs no later than one (1) year after the first occurrence of the condition constituting Good Reason, and provided further that Purchaser has delivered written notice to the Board of the occurrence of the condition constituting Good Reason within ninety (90) days after its initial occurrence and the Company has failed to cure such condition within thirty (30) days following the date of such written notice.

(j) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(k) “Service” means Purchaser’s employment or service with a member of the Company Group, whether in the capacity of an employee, a member of the board of directors of such member of the Company Group, or a consultant or other independent contractor. Purchaser’s Service shall not be deemed to have terminated merely because of a change in the capacity in which Purchaser renders such Service or a change in the member of the Company Group for which Purchaser renders such Service, provided that there is no interruption or termination of Purchaser’s Service. Furthermore, Purchaser’s Service shall not be deemed to have terminated while Purchaser is on a leave of absence approved by the Company. Purchaser’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which Purchaser performs Service ceasing to be a member of the Company Group.

12. Miscellaneous.

(a) Administration. All questions of interpretation concerning this Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in this Agreement.

(b) Further Instruments. The parties to this Agreement agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(d) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(e) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(f) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(g) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(h) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

The parties have executed this Stock Option Exercise Notice and Restricted Stock Purchase Agreement as of the date first set forth above.

COMPANY: Super Micro Computer, Inc.

By:	/s/ Howard Hideshima
Name: Howard Hideshima
Title: CFO

PURCHASER: Chiu-Chu Liang

/s/ Chiu-Chu Liang
(Signature)

Address:	980 Rock Avenue San Jose, CA 95131

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED the undersigned does hereby sell, assign and transfer unto

                                                                                                                                        (                        ) shares of the Capital Stock of Super Micro Computer, Inc. standing in the undersigned’s name on the books of said corporation represented by Certificate No.                      herewith and does hereby irrevocably constitute and appoint                                                   Attorney to transfer the said stock on the books of said corporation with full power of substitution in the premises.

Dated:

Signature

Print Name

Instructions: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its Unvested Share Reacquisition Right set forth in the Notice of Exercise of Stock Option and Restricted Stock Agreement without requiring additional signatures on the part of the Participant.